Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to 1,521,569 ordinary shares of Alvarion Ltd. (the "Company") issuable under the Company's 2006 Global Share Based Incentive Plan, of our reports dated March 26, 2010, with respect to the Company's consolidated financial statements and the effectiveness of internal control over financial reporting included in its Annual Report on Form 20-F for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer A member of Ernst & Young Global

Tel Aviv, Israel
May 25, 2010